Nautilus, Inc. Announces Change to Its Fiscal Year December 30, 2020 VANCOUVER, Wash.--(BUSINESS WIRE)--Dec. 30, 2020-- Nautilus, Inc. (the “Company”) (NYSE:NLS), the innovation leader in home fitness for over 30 years, announced today that its Board of Directors has approved a change in the Company's fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. The Company plans to file a transition report on Form 10-QT for the transition period from January 1, 2021 to March 31, 2021. The Company’s fiscal year 2022 will begin April 1, 2021 and end March 31, 2022. The Company changed its fiscal year-end in order to include the primary fitness season for exercise equipment, October to March, in the same fiscal year. In addition, the new fiscal year-end is better aligned with the fiscal year-end of its retail partners. About Nautilus, Inc. Nautilus, Inc. (NYSE:NLS) is the global leader in innovative home fitness solutions. The company’s diverse brand portfolio includes Bowflex®, Nautilus®, Schwinn®, and a broad selection of exercise bikes, cardio equipment, strength training products, as well as the JRNY® digital fitness platform. Nautilus, Inc. empowers healthier living through individualized connected fitness experiences. The company sells its products through direct and retail channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market. Forward Looking Statements This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our exploration of the described business unit sale, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining business. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include risks related to: changes in the financial markets, including changes in credit markets and interest rates; changes in consumer fitness trends; and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10‑Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances. View source version on businesswire.com: https://www.businesswire.com/news/home/20201230005192/en/ Investor Relations: John Mills Managing Partner ICR, LLC 646-277-1254 john.mills@ICRinc.com Media Contacts: Erin Beck Nautilus, Inc. 360-859-5863 ebeck@nautilus.com Carey Kerns The Hoffman Agency 503-754-7975 ckerns@hoffman.com Source: Nautilus, Inc.